NEWS

For Immediate Release

KERYX CONTACT:
Ronald C. Renaud, Jr.
Senior Vice President & Chief Financial Officer
Keryx Biopharmaceuticals, Inc.
Tel: 212.531.5965
E-mail: rrenaud@keryx.com

Keryx Biopharmaceuticals, Inc. Announces Fourth Quarter and Year End 2005 Financial Results

Keryx to Hold Investor Conference Call Tomorrow, Thursday, March 2, 2006 at 8:30AM EST

New York, New York (March 1, 2006) -- Keryx Biopharmaceuticals, Inc. (NASDAQ: KERX), a biopharmaceutical company focused on the acquisition, development and commercialization of novel pharmaceutical products for the treatment of life-threatening diseases, including diabetes and cancer, today announced its financial results for the fourth quarter and year ended December 31, 2005.

At December 31, 2005, the Company had cash, cash equivalents, interest receivable and investment securities of $100.7 million, compared to $110.1 million at September 30, 2005, and $49.9 million at December 31, 2004. The year-over-year increase of $50.8 million is attributable primarily to approximately $75.8 million of net proceeds raised through the public offering of our common stock completed in July 2005, partially offset by increased operating expenses associated with the Company’s clinical programs for SulonexTM, previously referred to as KRX-101, for the treatment of diabetic nephropathy, and KRX-0401, the Company’s lead oncology compound.

The net loss for the fourth quarter ended December 31, 2005 was $9,163,000, or $0.24 per share, compared to a net loss of $4,608,000, or $0.15 per share, for the comparable quarter in 2004, representing an increase in net loss of $4,555,000. This increase in net loss was primarily attributable to an increase of $3,246,000 and $1,079,000 in research and development expenses related to the clinical development of Sulonex and KRX-0401, respectively.

The net loss for the year ended December 31, 2005 was $26,895,000, or $0.78 per share, compared to the net loss of $32,943,000, or $1.10 per share, for the year ended December 31, 2004, representing a decrease in net loss of $6,048,000. The decrease in net loss was primarily attributable to the absence of a non-cash acquired in-process research and development expense of $18,800,000 related to the acquisition of ACCESS Oncology, Inc. incurred in the first quarter of 2004. This decrease was partially offset by an increase of $10,011,000 and $3,164,000 related to the clinical development of Sulonex and KRX-0401, respectively.

Commenting on the year, Michael S. Weiss, the Company's Chairman and CEO, said, “2005 was a very successful and important year for the Company. On the Sulonex front, we successfully completed the Phase II randomized study in diabetic nephropathy and commenced the Phase III/IV pivotal program for the drug under the Special Protocol Assessment as agreed to with the Food & Drug Administration earlier in the year. We were also successful at expanding our renal franchise with the recently announced in-licensing of Zerenex™, a novel phosphate binder in Phase II clinical development. We are also well underway with our KRX-0401 hematological and sarcoma clinical programs.” Mr. Weiss added, “On the financial side, in the summer of 2005, we were successful in raising approximately $75.8 million from leading institutional investors. We look forward to an exciting 2006 during which we expect to complete the enrollment into the Phase III portion of our clinical program for Sulonex, report data from the ongoing randomized Phase II study for Zerenex, and continue to generate and present data from our KRX-0401 corporate-sponsored Phase II program.”

Keryx will host an investor conference call to discuss these results tomorrow, Thursday, March 2, 2006 at 8:30 am EST. In order to participate in the conference call, please call 1-800-862-9098 (U.S.), 1-785-424-1051 (outside the U.S.), call-in ID: KERYX. The audio recording of the conference call will be available for replay at www.keryx.com, for a period of 15 days after the call.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals, Inc. is focused on the acquisition, development and commercialization of novel pharmaceutical products for the treatment of life-threatening diseases, including diabetes and cancer. Keryx's lead compound under development is Sulonex, previously referred to as KRX-101, a first-in-class, oral heparinoid compound for the treatment of diabetic nephropathy, a life-threatening kidney disease caused by diabetes. Sulonex is in a pivotal Phase III and Phase IV clinical program under a Special Protocol Assessment with the Food & Drug Administration. Additionally, Keryx is developing Zerenex, an oral, inorganic, iron-based compound that has the capacity to bind to phosphorous and form non-absorbable complexes. Zerenex is currently in Phase II clinical development for the treatment of hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease. Keryx is also developing clinical-stage oncology compounds, including KRX-0401, a novel, first-in-class, oral modulator of Akt, a pathway associated with tumor survival and growth, and other important signal transduction pathways. KRX-0401 is currently in Phase II clinical development for multiple tumor types. Keryx also has an active in-licensing and acquisition program designed to identify and acquire additional drug candidates. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release and made by our management on the conference call, particularly those anticipating future financial performance, clinical and business prospects for our lead drug candidates Sulonex, Zerenex and KRX-0401, growth and operating strategies and similar matters, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully complete cost-effective clinical trials for the drug candidates in our pipelines, including Sulonex, Zerenex and KRX-0401; we may not be able to meet anticipated development timelines for Sulonex, Zerenex or KRX-0401 due to recruitment, clinical trial results, manufacturing capabilities or other factors; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information in our website is not incorporated by reference into this press release and is included as an inactive textual reference only.

(Tables to Follow)

Keryx Biopharmaceuticals, Inc.
Selected Consolidated Financial Data
(Thousands of US Dollars, Except Share and Per Share Data)

Statements of Operations Information:

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)	(audited)

SERVICE REVENUE	$209	$167	$574	$809

OPERATING EXPENSES:
Cost of services	280	216	819	835

Research and development:
Non-cash compensation	55	118	594	413
Non-cash acquired in-process
research and development	--	--	--	18,800
Other research and development	8,459	3,492	24,182	9,805
Total research and development	8,514	3,610	24,776	29,018

General and administrative:
Non-cash compensation	164	120	775	1,087
Other general and administrative	1,401	1,147	3,416	3,581
Total general and administrative	1,565	1,267	4,191	4,668

TOTAL OPERATING EXPENSES	10,359	5,093	29,786	34,521

OPERATING LOSS	(10,150)	(4,926)	(29,212)	(33,712)

OTHER INCOME (EXPENSE):
Interest and other income, net	987	318	2,317	770
Income taxes	--	--	--	(1)

NET LOSS	$(9,163)	$(4,608)	$(26,895)	$(32,943)

NET LOSS PER COMMON SHARE
Basic and diluted	$(0.24)	$(0.15)	$(0.78)	$(1.10)

SHARES USED IN COMPUTING NET LOSS PER COMMON SHARE
Basic and diluted	37,716,286	31,156,771	34,384,576	30,053,647

Balance Sheet Information:

	December 31, 2005	December 31, 2004
	(unaudited)	(audited*)
Cash, cash equivalents, interest
receivable and investment securities	$100,733	$49,878
Total assets	105,097	50,862
Accumulated deficit	(114,448)	(87,553)
Stockholders’ equity	94,678	42,804

* Condensed from audited financial statements.